UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2010
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27597	52-2137343
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		No.)

400 Minuteman Road
Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 15, 2010, Arthur P. Becker, Chief Executive Officer and a member of the Board of Directors of NaviSite, Inc. (“NaviSite”), resigned as Chief Executive Officer effective immediately. Mr. Becker will remain a member of NaviSite’s Board of Directors.
Effective as of the same date, the Board appointed R. Brooks Borcherding, NaviSite’s current President, to serve as NaviSite’s Chief Executive Officer and President. Mr. Borcherding, age 43, has served as NaviSite’s President since March 1, 2010. Previously, he served as Senior Vice President of Sales and Chief Revenue Officer from April 13, 2009 until March 1, 2010. From 2005 until April 2009, Mr. Borcherding served as the Strategy, Planning and Operations Director of Cisco Systems, Inc. From 1997 to 2005, Mr. Borcherding served as the Global Solutions Director of Avaya Inc.
No changes to Mr. Borcherding’s compensation have been made in connection with his appointment as Chief Executive Officer. Mr. Borcherding’s current compensation, as previously reported, is as follows:

• Base salary	= $290,000
• Total variable compensation	= $235,000
Mr. Borcherding’s variable compensation is subject to the achievement of certain targets for fiscal year 2011, including bookings of new contract value, EBITDA for the Company and individual performance objectives. Mr. Borcherding’s variable compensation is payable in quarterly year-to-date installments, provided that the calculation of the quarterly year-to-date payment contemplate the year-to-date target bonus. EBITDA, for purposes of this bonus program, is defined as earnings before interest, taxes, depreciation and amortization, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The exhibit listed in the Exhibit Index below is filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: August 16, 2010	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of NaviSite dated August 16, 2010.